As filed with the Securities and Exchange Commission on May 4, 2006
Registration No. 333-84702

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PEGASUS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2605174
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
8350 North Central Expressway
Campbell Center One, Suite 1900
Dallas, TX 75206
(Address of Principal Executive Offices) (Zip Code)
John F. Davis, III
Pegasus Solutions, Inc.
8350 North Central Expressway
Campbell Center One, Suite 1900
Dallas, TX 75206
(214) 234-4000
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Michael J. Nooney, Esq.
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
(650) 251-5000

RECENT EVENTS: DEREGISTRATION
SIGNATURES
POWER OF ATTORNEY

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-3 (Registration No. 333-84702) (the “Registration Statement”) of Pegasus Solutions, Inc., a Delaware Corporation (“Pegasus”), pertaining to the registration of up to $200,000,000 of common stock, par value $0.01 per share, of Pegasus (the “Pegasus Common Stock”), preferred stock, depositary shares, convertible debt securities, debt securities and securities warrants (as such amounts may have increased for any stock splits, stock dividends, or similar transactions occurring subsequent to the original filing date and including any associated preferred stock purchase rights), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on March 21, 2002.
     On December 19, 2005, Pegasus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Perseus Holding Corp. (“Parent”) and 406 Acquisition Corp., a direct wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub would merge with and into Pegasus (the “Merger”) with Pegasus being the surviving corporation, and all shares of Pegasus Common Stock outstanding at the effective time of the Merger would be converted into the right to receive $9.50 per share, without interest.
     On May 3, 2006, Pegasus held a special meeting of stockholders at which the Pegasus stockholders approved the adoption of the Merger Agreement. The Merger became effective on May 4, 2006 (the “Effective Date”) upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
     As a result of the Merger, Pegasus has terminated all offerings of Pegasus Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Pegasus in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Pegasus Common Stock which remain unsold at the termination of the offering, Pegasus hereby removes from registration all shares of Pegasus Common Stock registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 4th day of May, 2006.

PEGASUS SOLUTIONS, INC.
May 4, 2006	/s/ JOHN F. DAVIS, III
John F. Davis, III
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, John F. Davis, III and Ric L. Floyd, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN F. DAVIS, III John F. Davis, III	Chief Executive Officer and Chairman (Principal Executive Officer)	May 4, 2006

/s/ SUSAN K. CONNER Susan K. Conner	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2006

/s/ REBECCA DERNBACH Rebecca Dernbach	Director	May 4, 2006

/s/ CHRIS PUSCASIU Chris Puscasiu	Director	May 4, 2006

/s/ KEVIN RICHARDSON Kevin Richardson	Director	May 4, 2006